INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 64 to the Registration Statement No. 2-50931 on Form N-1A of the John Hancock Current Interest, of our reports dated May 2, 2003 appearing in the Annual Report to the Board of Trustees and Shareholders of U.S. Government Cash Reserve Fund and the John Hancock Money Market Fund for the year ended March 31, 2003.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" in the Statement of Additional Information, which are a part of such Registration Statement.



                                                   /s/Deloitte & Touche LLP
                                                   ------------------------










Boston, Massachusetts
July 25, 2003